ANNEX A.1
                   ARTICLES OF INCORPORATION

                               OF

              SECURED DIVERSIFIED INVESTMENT, LTD


     THE UNDERSIGNED, having associated ourselves together for the purpose of forming a corporation for the transaction of business and the promotion and conduct of the objects and purposes hereinafter stated, under the provisions of and subject to the requirements of the laws of the State of Nevada, do make, record and file these Articles of Incorporation, in writing, and we do hereby certify:
                           ARTICLE I
                              NAME
     The name of this Corporation shall be:  Secured Diversified
Investment, Ltd.
                           ARTICLE II
                            PURPOSE
     The purpose for which said Corporation is formed and the nature of the objects proposed to be transacted and carried on by it is to engage in any and all other lawful activity, as provided by the laws of the State of Nevada.
                          ARTICLE III
                         CAPITAL STOCK
     The Corporation is authorized to issue two classes of shares to be designated as "Common Stock"and "Preferred Stock." The Capital Stock may be increased or decreased from time to time in accordance with the provisions of the laws of the State of Nevada.

                         A. COMMON STOCK
     The total number of shares of Common Stock the Corporation is authorized to issue is ONE HUNDRED MILLION (100,000,000) shares $.001 par value per share.
     1.   Terms of Common Stock
          1. Voting Rights. Except as otherwise expressly provided by law or in this Article III, each outstanding share of Common Stock shall be entitled to one (1) vote on each matter to be voted on by the shareholders of the Corporation.
          2. Liquidation Rights. Subject to any prior or superior rights of liquidation as may be conferred upon any shares of Common Stock, and after payment or provision for payment of the debts and other liabilities of the Corporation, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of stock then outstanding shall be entitled to receive all of the assets and funds of the Corporation remaining and available for distribution. Such assets and funds shall be divided among and paid to the holders of Common Stock, on a pro-rata basis, according to the number of shares of Common Stock held by them.
          3. Dividends. Dividends may be paid on the outstanding shares of Common Stock as and when declared by the Board of Directors, out of funds legally available therefor.
          4. Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation's bylaws or in any amendment hereto or thereto shall be vested in the Common Stock.
                        B. PREFERRED STOCK
     The total number of shares of Preferred Stock the Corporation is authorized to issue is FIFTY MILLION (50,000,000) shares of
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authorized Preferred Stock, par value $.01, which may be issued in one or more additional series and the designations, powers, conversion privileges, preferences, and other special rights, and the qualifications, limitations and restrictions of the Preferred Shares or any series of such shares shall be established by the Board of Directors.

                           ARTICLE IV
                        GOVERNING BOARD
     The members of the Governing Board of the Corporation are
styled Directors. The initial board of directors shall consist of one member. The name and post office addresse of the First Board of Directors are as follows:
     FIRST BOARD OF DIRECTORS
     Name                     Address

     Ronald Robinson          1725 E. Warm Springs Road, Suite 10
                              Las Vegas, Nevada 89119



                           ARTICLE V
                          INCORPORATOR

     The name and address of the incorporator signing these
Articles of Incorporation, who is above the age of eighteen (18)
years, is as follows:
     Name                     Address

     Ronald Robinson          1725 E. Warm Springs Road, Suite 10
                              Las Vegas, Nevada 89119

                           ARTICLE VI
                         RESIDENT AGENT
     The name and address of the Resident Agent is as follows:
     Name                     Address
     Ronald Robinson          1725 E. Warm Springs Road, Suite 10
                              Las Vegas, Nevada 89119

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and Ronald Robinson, does hereby certify that on the ___ day of
June, 2002, he accepted the appointment as Resident Agent of the Corporation in accordance with Section 78.090, N.R.S.

___________________________________________
                              Ronald Robinson


                          ARTICLE VII

                        INDEMNIFICATION

     No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or (ii) the payment of dividends in violation of Section
78.300 of the Nevada Revised Statutes. Any repeal or modification of an Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation of the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

                          ARTICLE VIII
                      CONTROLLING INTEREST
     The provisions of NRS 78.378 to 78.3793, inclusive shall not be applicable to any acquisition of a controlling interest in the Corporation.



                                4
     IN WITNESS WHEREOF, I have hereunto subscribed my name this ____ day of May, 2002.


___________________________________
                                   Ronald Robinson


State of Nevada          )
               :ss.
County of _______________)

     On the ____ day of May, 2002, personally appeared before me, a notary public (or judge or other authorized person, as the case may be), duly commissioned and sworn, Ronald Robinson, personally known or proven to me on the basis of satisfactory evidence to be the person whose name is subscribed to the foregoing instrument and who acknowledged that she executed the instrument.

     IN WITNESS WHEREOF, I have executed this notary and affixed my official seal.

                                   NOTARY SEAL
___________________________________
NOTARY PUBLIC

My Commission Expires:_______________

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